Exhibit 99.1
SAIC Announces Third Quarter of Fiscal Year 2019 Results

Revenues: $1.2 billion
Diluted earnings per share: $1.11; Adjusted diluted earnings per share(1): $1.35
Net income: $48 million
Adjusted EBITDA(1) as a % of revenues: 8.3%
Cash flows provided by operating activities: $86 million
Book-to-bill ratio of 1.0, excluding $1.2 billion of single-award IDIQ ceiling value
RESTON, VA, December 6, 2018—Science Applications International Corporation (NYSE: SAIC), a leading technology integrator providing full life-cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets, today announced results for the third quarter ended November 2, 2018.
“As we prepare for the future, we continue to focus on delivering strong performance across our contract portfolio, as evidenced by our third quarter results. Our fifth consecutive quarter of revenue growth and the highest profitability in our five year history are proof points of the disciplined execution of our strategy,” said SAIC CEO Tony Moraco. "We look forward to accelerating the execution of our long term strategy, Ingenuity 2025, with the acquisition of Engility. We will enter next year with increased customer access, more investments in competitive and differentiated solutions, along with improved cash flow to enhance opportunities for shareholder value creation."
Third Quarter of Fiscal Year 2019: Summary Operating Results

	Three Months Ended				Nine Months Ended
	November 2, 2018	Percent change		November 3, 2017	November 2, 2018	Percent change		November 3, 2017
	(in millions, except per share amounts)
Revenues	$1,177	3%		$1,145	$3,467	4%		$3,326
Operating income	73	1%		72	213	10%		194
Operating income as a percentage of revenues	6.2%	-10	bps	6.3%	6.1%	30	bps	5.8%
Adjusted operating income(1)	87	19%		73	227	15%		197
Adjusted operating income as a percentage of revenues	7.4%	100	bps	6.4%	6.5%	60	bps	5.9%
Net income	48	12%		43	146	14%		128
EBITDA(1)	84	—%		84	244	7%		227
EBITDA as a percentage of revenues	7.1%	-20	bps	7.3%	7.0%	20	bps	6.8%
Adjusted EBITDA(1)	98	15%		85	258	12%		230
Adjusted EBITDA as a percentage of revenues	8.3%	90	bps	7.4%	7.4%	50	bps	6.9%
Diluted earnings per share	$1.11	13%		$0.98	$3.37	18%		$2.86
Adjusted diluted earnings per share(1)	$1.35	36%		$0.99	$3.61	24%		$2.90
Net cash provided by operating activities	$86	8%		$80	$162	22%		$133
Free cash flow(1)	$80	11%		$72	$138	17%		$118

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Revenues for the quarter increased $32 million, or 2.8%, compared to the prior year quarter due to newly awarded contracts ($54 million), which includes an information technology (IT) integration contract supporting state and local customers, and increased orders in our supply chain portfolio ($24 million). These increases were partially offset by completion of contracts and other net decreases across our portfolio ($46 million).
Operating income as a percentage of revenues of 6.2%, was consistent with 6.3% for the prior year quarter.
Adjusted operating income(1) as a percentage of revenues increased to 7.4%, compared to 6.4% for the prior year quarter due to improved performance across our portfolio ($22 million), inclusive of newly awarded contracts, and higher net favorable changes in estimates related to performance obligations satisfied over time ($14 million). These improvements were partially offset by an increase in our inventory provision ($25 million).
Net income for the quarter increased $5 million as compared to the same period in the prior year due to a lower effective tax rate, partially offset by expenses associated with the debt refinancing activities in the current quarter.
Adjusted EBITDA(1) as a percentage of revenues for the quarter increased to 8.3%, compared to 7.4% for the prior year quarter, consistent with adjusted operating income(1).
Diluted earnings per share was $1.11 for the quarter and adjusted diluted earnings per share(1) was $1.35. The weighted-average diluted shares outstanding during the quarter was 43.2 million shares.
Cash Generation and Capital Deployment
Cash flows provided by operating activities for the third quarter were $86 million, compared to $80 million during the same period in the prior year. The improvement is primarily due to higher customer collections, partially offset by an increase in vendor payments and payments for acquisition and integration costs.
During the quarter SAIC deployed $13 million of capital in cash dividends. No plan share repurchases were made during the quarter pending the close of the Engility acquisition.
New Business Awards
Net bookings for the quarter were approximately $1.2 billion, which reflects a book-to-bill ratio of 1.0. SAIC’s estimated backlog of signed business orders at the end of the quarter was approximately $10.4 billion of which $2.4 billion was funded. Although not contributing to bookings for the quarter, SAIC was awarded several single-award indefinite-delivery, indefinite-quantity vehicles with $1.2 billion of ceiling value.
SAIC was awarded the following contracts during the quarter:
Notable Protect Awards (maintaining our existing contract base):
The U.S. Navy Space and Naval Warfare (SPAWAR) Systems Center Atlantic: SAIC was awarded an indefinite-delivery, indefinite-quantity contract by the Navy to continue the production and delivery of integrated Command, Control, Communications, Computers, Computers, Intelligence, Surveillance, and Reconnaissance (C5ISR) systems, networks, and support equipment in support of the Space and Naval Warfare Systems Center (SSC) Atlantic. The single-award contract has a five-year period of performance worth approximately $597 million. The contract has an additional two-year award term that, if earned, would increase its potential value to approximately $861 million.

The U.S. Army: SAIC was awarded a task order to provide aviation and unmanned system simulation technical support to the Army’s Research, Development, and Engineering Command (RDECOM) Aviation and Missile Research, Development, and Engineering Center (AMRDEC) Systems Simulation, Software and Integration Directorate (S3I). Awarded under the U.S. Army Aviation and Missile Command (AMCOM) Expedited Professional & Engineering Support Services (EXPRESS) Blanket Purchase Agreement (BPA), the task order has a three-year period of performance, is worth approximately $98 million.

U.S. Space-related Activities: SAIC was awarded a $255 million contract to provide systems engineering and technical assurance work that supports various space-related activities. As part of this contract, SAIC will use its Model Based System Engineering methodologies to develop mission-planning tools and products that help customers to save time, resources, and money. This work will be performed primarily in the continental United States.

(1)Non-GAAP measure, see Schedule 5 for information about this measure.

Notable Expand Awards (selling new services & solutions to existing customers):

The U.S. Navy Office of the Chief of Naval Operations: SAIC was awarded an indefinite-delivery, indefinite-quantity contract by the Navy to provide support the deputy chief of naval operations, the Bureau of Naval Personnel, the Navy Personnel Command, the Navy Manpower Analysis Center, Commander Naval Education and Training, and the Commander Navy Recruiting Command. Services will include chief information officer, engineering, network and information technology system support; data and information management; information assurance; cybersecurity; enterprise business intelligence; enterprise business analytics; software analysis; hardware maintenance and development; and business process reengineering. The multiple-award contract has a six-year period of performance and is worth potentially more than $213 million for all awardees. SAIC is one of five awardees competing for task orders.

Orange County, California: SAIC was awarded a prime contract to provide information technology (IT) managed services and solutions to agencies and departments within Orange County, California. The firm-fixed-price contract has a three-year base period of performance valued at approximately $51 million, two one-year options, and a total contract value of approximately $77 million, if all options are exercised. Work will be primarily performed in Santa Ana, California. Under the contract, SAIC will deliver IT and technology services including converged network (WAN and LAN), voice communications, security operations center, and overall IT service management.
Notable Grow Awards (selling services & solutions to new customers):
The U.S. Department of Agriculture (USDA) and the General Services Administration (GSA): GSA awarded SAIC three GSA-led Information Technology (IT) modernization Centers of Excellence (CoE) contract awards to support the USDA. As part of GSA’s government-wide IT modernization plan, the CoEs provide agencies with consulting, acquisition, and IT engineering services to improve the way agencies design services and interact with their customers. Under the initiative, SAIC was awarded the following:

•
Data Analytics Capacity Building: A single-award task order worth an estimated $4 million to provide program management, data science, organizational change management, and training support to more than 100,000 personnel within the USDA. SAIC will align with USDA to enhance the way the entire department works together and thinks about, manages, and leverages insights from their data.

•
Data Visualization and Analytics: A single-award blanket purchase agreement worth an estimated $35 million with firm-fixed-price task orders to provide professional services to develop and deploy advanced analytics and data visualization capabilities within USDA’s mission areas. SAIC teams will evaluate alternatives across technologies, including blockchain, to develop and implement solutions to infuse the Voice of the Customer and enhance USDA’s mission delivery.

•
Infrastructure Optimization Cloud Adoption: A multiple-award blanket purchase agreement worth an estimated $50 million to support DevSecOps transformation. Additionally, work includes the migration of more than 800 applications and data center consolidation.

SAIC was awarded the following notable contracts subsequent to the end of the quarter:
Notable Protect Award:
Defense Logistics Agency (DLA): SAIC was awarded a firm fixed-price requirements contract to continue to act as lead supply chain manager and integrator for a DLA tire delivery program. The contract has a five-year base period of performance worth approximately $900 million. The contract also includes two, two-year option periods, plus four two-month option periods which, if exercised, would bring the total potential contract value to $1.7 billion. As part of the tires program, SAIC has delivered more than 1.5 million tires meeting a stringent 97 percent on-time delivery rate. Customers using the Global Tire Program integrator contract are the U.S. Army, Navy, Air Force, Marine Corps, Coast Guard, and foreign military sales.
Webcast Information
SAIC management will discuss operations and financial results in an earnings conference call beginning at 4:30 p.m. Eastern time on December 6, 2018. The conference call will be webcast simultaneously to the public through a link on the Investor Relations section of the SAIC website (http://investors.saic.com). We will be providing webcast access only – “dial-in” access is no longer available. Additionally, a supplemental presentation will be available to the public through links to the Investor Relations section of the SAIC website. After the call concludes, an on-demand audio replay of the webcast can be accessed on the Investor Relations website.
About SAIC
SAIC is a premier technology integrator providing full life cycle services and solutions in the technical, engineering, intelligence, and enterprise information technology markets. SAIC is Redefining Ingenuity through its deep customer and domain knowledge to enable the delivery of systems engineering and integration offerings for large, complex projects. SAIC’s more than 15,000 employees are driven by integrity and mission focus to serve customers in the U.S. federal government. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $4.5 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.
Contacts
Investor Relations: Shane Canestra, +1.703.676.2720, shane.p.canestra@saic.com
Media: Lauren Presti, +1.703.676.8982, lauren.a.presti@saic.com
Forward-Looking Statements
Certain statements in this release contain or are based on “forward-looking” information within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by words such as “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “guidance,” and similar words or phrases. Forward-looking statements in this release may include, among others, estimates of future revenues, operating income, earnings, earnings per share, charges, total contract value, backlog, outstanding shares and cash flows, as well as statements about future dividends, share repurchases and other capital deployment plans. Such statements are not guarantees of future performance and involve risk, uncertainties and assumptions, and actual results may differ materially from the guidance and other forward-looking statements made in this release as a result of various factors. Risks, uncertainties and assumptions that could cause or contribute to these material differences include those discussed in the “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Legal Proceedings” sections of our Annual Report on Form 10-K, as updated in any subsequent Quarterly Reports on Form 10-Q and other filings with the SEC, which may be viewed or obtained through the Investor Relations section of our website at www.saic.com or on the SEC’s website at www.sec.gov. Due to such risks, uncertainties and assumptions you are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. SAIC expressly disclaims any duty to update any forward-looking statement provided in this release to reflect subsequent events, actual results or changes in SAIC’s expectations. SAIC also disclaims any duty to comment upon or correct information that may be contained in reports published by investment analysts or others.

Schedule 1:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2, 2018	November 3, 2017	November 2, 2018	November 3, 2017
	(in millions, except per share amounts)
Revenues	$1,177	$1,145	$3,467	$3,326
Cost of revenues	1,048	1,036	3,125	3,022
Selling, general and administrative expenses	42	37	115	110
Acquisition and integration costs	14	—	14	—
Operating income	73	72	213	194
Interest expense	16	11	38	32
Other (income) expense, net	(1)	(1)	(2)	(1)
Income before income taxes	58	62	177	163
Provision for income taxes	(10)	(19)	(31)	(35)
Net income	$48	$43	$146	$128
Weighted-average number of shares outstanding:
Basic	42.5	43.2	42.5	43.5
Diluted	43.2	44.2	43.3	44.8
Earnings per share:
Basic	$1.13	$0.99	$3.44	$2.94
Diluted	$1.11	$0.98	$3.37	$2.86
Cash dividends declared and paid per share	$0.31	$0.31	$0.93	$0.93

Schedule 2:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED BALANCE SHEETS
(Unaudited)

	November 2, 2018	February 2, 2018
	(in millions)
ASSETS
Current assets:
Cash and cash equivalents	$193	$144
Receivables, net	765	674
Inventory, prepaid expenses and other current assets	114	132
Total current assets	1,072	950
Goodwill	863	863
Intangible assets, net	164	179
Property, plant, and equipment, net	67	61
Other assets	36	20
Total assets	$2,202	$2,073
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$452	$504
Accrued payroll and employee benefits	219	150
Long-term debt, current portion	11	41
Total current liabilities	682	695
Long-term debt, net of current portion	1,026	983
Other long-term liabilities	83	68
Total equity	411	327
Total liabilities and equity	$2,202	$2,073

Schedule 3:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
CONDENSED AND CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Three Months Ended		Nine Months Ended
	November 2, 2018	November 3, 2017	November 2, 2018	November 3, 2017
	(in millions)
Cash flows from operating activities:
Net income	$48	$43	$146	$128
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11	11	33	33
Stock-based compensation expense	8	6	24	21
Loss on extinguishment of debt	4	—	4	—
Provision for inventory	25	—	25	—
Increase (decrease) resulting from changes in operating assets and liabilities:
Receivables	(52)	(78)	(86)	(178)
Inventory, prepaid expenses and other current assets	(11)	(21)	(5)	17
Other assets	3	1	(9)	1
Accounts payable and accrued liabilities	(11)	70	(47)	62
Accrued payroll and employee benefits	56	47	69	45
Other long-term liabilities	5	1	8	4
Net cash provided by operating activities	86	80	162	133
Cash flows from investing activities:
Expenditures for property, plant, and equipment	(6)	(8)	(24)	(15)
Other	—	—	1	—
Net cash used in investing activities	(6)	(8)	(23)	(15)
Cash flows from financing activities:
Dividend payments to stockholders	(13)	(12)	(40)	(40)
Principal payments on borrowings	(759)	(33)	(776)	(42)
Issuances of stock	2	1	5	4
Stock repurchased and retired or withheld for taxes on equity awards	(1)	(43)	(56)	(148)
Disbursements for obligations assumed from Scitor acquisition	—	—	—	(2)
Proceeds from borrowings	791	—	791	25
Debt issuance costs	(12)	—	(13)	—
Net cash used in financing activities	8	(87)	(89)	(203)
Net increase (decrease) in cash, cash equivalents and restricted cash	88	(15)	50	(85)
Cash, cash equivalents and restricted cash at beginning of period	114	148	152	218
Cash, cash equivalents and restricted cash at end of period	$202	$133	$202	$133

Schedule 4:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
BACKLOG
(Unaudited)

The estimated value of our total backlog as of the dates presented was:

	November 2, 2018	August 3, 2018	February 2, 2018
	(in millions)
Funded backlog	$2,394	$2,099	$2,012
Negotiated unfunded backlog	8,051	8,355	8,215
Total backlog	$10,445	$10,454	$10,227
Backlog represents the estimated amount of future revenues to be recognized under negotiated contracts and task orders as work is performed and excludes contract awards which have been protested by competitors until the protest is resolved in our favor. SAIC segregates backlog into two categories, funded backlog and negotiated unfunded backlog. Funded backlog for contracts with government agencies primarily represents contracts for which funding is appropriated less revenues previously recognized on these contracts, and does not include the unfunded portion of contracts where funding is incrementally appropriated or authorized by the U.S. government and other customers even though the contract may call for performance over a number of years. Funded backlog for contracts with non-government agencies represents the estimated value of contracts which may cover multiple future years under which SAIC is obligated to perform, less revenues previously recognized on these contracts. Negotiated unfunded backlog represents the estimated future revenues to be earned from negotiated contracts for which funding has not been appropriated or authorized, and unexercised priced contract options. Negotiated unfunded backlog does not include any estimate of future potential task orders expected to be awarded under indefinite delivery, indefinite quantity (IDIQ), U.S. General Services Administration (GSA) schedules or other master agreement contract vehicles.

Schedule 5:
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
This schedule describes the non-GAAP financial measures included in this earnings release. While we believe that these non-GAAP financial measures may be useful in evaluating our financial information, they should be considered as supplemental in nature and not as a substitute for financial information prepared in accordance with GAAP. Reconciliations, definitions, and how we believe these measures are useful to management and investors are provided below. Other companies may define similar measures differently.

EBITDA, Adjusted EBITDA and Adjusted Operating Income

	Three Months Ended		Nine Months Ended
	November 2, 2018	November 3, 2017	November 2, 2018	November 3, 2017
	(in millions, except per share amounts)
Net income	$48	$43	$146	$128
Interest expense	16	11	38	32
Interest income	(1)	—	(2)	—
Provision for income taxes	10	19	31	35
Depreciation and amortization	11	11	31	32
EBITDA(1)	84	84	244	227
EBITDA as a percentage of revenues	7.1%	7.3%	7.0%	6.8%
Acquisition and integration costs	14	—	14	—
Restructuring costs	—	1	—	3
Adjusted EBITDA(1)	$98	$85	$258	$230
Adjusted EBITDA as a percentage of revenues	8.3%	7.4%	7.4%	6.9%

Operating income	$73	$72	$213	$194
Operating income as a percentage of revenues	6.2%	6.3%	6.1%	5.8%
Acquisition and integration costs	14	—	14	—
Restructuring costs	—	1	—	3
Adjusted operating income(1)	$87	$73	$227	$197
Adjusted operating income as a percentage of revenues	7.4%	6.4%	6.5%	5.9%

EBITDA is a performance measure that is calculated by taking net income and excluding interest, provision for income taxes, and depreciation and amortization. Adjusted EBITDA and adjusted operating income are performance measures that exclude restructuring and acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's pending significant acquisition of Engility. The restructuring costs excluded relate to the Company's plan in fiscal 2018 to restructure certain aspects of its operations and is the only significant restructuring since we began operating as an independent company five years ago. We believe that these performance measures provide management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Adjusted diluted earnings per share:

	Three Months Ended		Nine Months Ended
	November 2, 2018	November 3, 2017	November 2, 2018	November 3, 2017
Diluted earnings per share	$1.11	$0.98	$3.37	$2.86

Acquisition and integration costs, divided by diluted 'weighted-average number of shares outstanding' (WASO)	0.32	—	0.32	—
Tax effect of acquisition and integration costs, divided by diluted WASO	(0.08)	—	(0.08)	—
Net effect of acquisition and integration costs, divided by diluted WASO	0.24	—	0.24	—

Restructuring costs, divided by diluted WASO	—	0.02	—	0.06
Tax effect of restructuring costs, divided by diluted WASO	—	(0.01)	—	(0.02)
Net effect of restructuring costs, divided by diluted WASO	—	0.01	—	0.04

Adjusted diluted earnings per share(1)	$1.35	$0.99	$3.61	$2.90
Adjusted diluted earnings per share is a performance measure that excludes restructuring and acquisition and integration costs that we do not consider to be indicative of our ongoing operating performance. The acquisition and integration costs relate to the Company's pending significant acquisition of Engility. The restructuring costs excluded relate to the Company's plan in fiscal 2018 to restructure certain aspects of its operations and is the only significant restructuring since we began operating as an independent company five years ago. We believe that this performance measure provides management and investors with useful information in assessing trends in our ongoing operating performance and may provide greater visibility in understanding the long-term financial performance of the Company.

(1)Non-GAAP measure, see above for definition.

Schedule 5 (continued):
SCIENCE APPLICATIONS INTERNATIONAL CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)

Free Cash Flow

	Three Months Ended		Nine Months Ended
	November 2, 2018	November 3, 2017	November 2, 2018	November 3, 2017
	(in millions)
Net cash provided by operating activities	$86	$80	$162	$133
Expenditures for property, plant, and equipment	(6)	(8)	(24)	(15)
Free cash flow(1)	$80	$72	$138	$118
Free cash flow is calculated by taking cash flows provided by operating activities less expenditures for property, plant, and equipment. We believe that free cash flow provides management and investors with useful information in assessing trends in our cash flows and in comparing them to other peer companies, many of whom present a similar non-GAAP liquidity measure. This measure should not be considered as a measure of residual cash flow available for discretionary purposes.

(1)Non-GAAP measure, see above for definition.